Exhibit 99.9



                [Letterhead of Patrick A. Burns, Senior Executive
                      Vice President and General Counsel]

April 14, 1999


Mutual of America Institutional Funds, Inc.
320 Park Avenue
New York, New York  10022


Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") of Mutual of America Institutional Funds, Inc. and the proposed offering of common shares, par value $.01 per share, of the Equity Index Fund described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters covered hereby. It is my opinion that the common shares of the Equity Index Fund, as well as of the All America Fund, Bond Fund and Money Market Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.


Sincerely,



/s/ Patrick A. Burns